Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Electronic Arts Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-233182, 333-213044, 333-190355, 333-183077, 333-176181, 333-168680, 333-161229, 333-152757, 333-145182, 333-138532, 333-127156, 333-117990, 333-107710, 333-99525, 333-67430, 333-44222, and 333-39432) on Form S-8 and (No. 333-221481) Form S-3 of Electronic Arts Inc. of our report dated May 20, 2020, with respect to the consolidated balance sheets of Electronic Arts Inc. as of March 28, 2020 and March 30, 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 28, 2020, and the related notes and Schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of March 28, 2020, which report appears in the March 28, 2020 annual report on Form 10-K of Electronic Arts Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of March 31, 2019, due to the adoption of Accounting Standards Codification (ASC) Topic 842, Leases and the method of accounting for revenue as of April 1, 2018, due to the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP
Santa Clara, California
May 20, 2020